Reply Attention of Conrad Lysiak
601 West 1st Avenue, Suite 503
Spokane, WA  99201-0382

Direct Tel. 509-624-1475
File No.

February 26, 2003

Global Internet Communications Inc.
Suite 2305-1050 Burrard Street
Vancouver, British Columbia
Canada
V6Z 2S3


Dear Sirs:

 Re: Registration Statement on Form S-4
 -------------------------------------------

We are counsel to Global Internet Communications Inc. (the "Company"), a Nevada corporation, and have assisted in the preparation of the Registration Statement of the Company on Form S-4 (the "Registration Statement") filed in connection with the continuation of the Company from Canada to Nevada.

In rendering this opinion we have assumed that all of the issued and outstanding shares of the Company (the "Shares") have been validly issued as fully paid and non-assessable under the laws of the Province of British Columbia.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that on the continuation of the Company to Nevada under the Revised Statutes of Nevada the Shares will remain validly issued as fully paid and non-assessable.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.


Yours Truly,


/s/ "Conrad Lysiak"
Conrad Lysiak





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